Exhibit 23.8

87 Colin Street

PO Box 77 West Perth WA 6005

Telephone +61 8 9213 9213

Facsimile +61 8 9322 2576

Email: perth@snowdengroup.com

www.snowdengroup.com

Perth, Brisbane, Johannesburg, Vancouver, Calgary, Belo Horizonte, Oxford

To the Board of Directors of

Vale S.A. (“Vale”) and

Vale Overseas Limited (“Vale Overseas”)

Ladies and Gentlemen:

Snowden Mining Industry Consultants Pty Ltd hereby consents to the incorporation by reference in this Registration Statement on Form F-3 of Vale and Vale Overseas of Vale’s Annual Report on Form 20-F for the year ended December 31, 2011, in which Snowden Mining Industry Consultants Pty Ltd is named as having prepared certain of Vale’s coal reserve estimates.

Very truly,

/s/ Craig Morley
Craig Morley
Chief Executive Officer
Snowden Mining Industry Consultants Pty Ltd ABN 99 085 319 562 October 22, 2012

Snowden Mining Industry Consultants Pty Ltd ABN 99 085 319 562